Exhibit 10.4

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of October 27, 2015, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to Lease dated as of May 9, 2013, and as further amended by that certain Third Amendment to Lease dated as of September 9, 2015 (the “Third Amendment”)(as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 18,562 rentable square feet of space (“Current Premises”) in a building located at 215 First Street, Cambridge, Massachusetts (“Building”). The Current Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Current Premises by adding approximately 3,505 rentable square feet of space on the first floor of the Building, as shown on Exhibit A attached hereto (the “Fourth Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Fourth Expansion Premises. In addition to the Current Premises, commencing on the Fourth Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Fourth Expansion Premises.

2.	Delivery. Landlord shall use reasonable efforts to deliver the Fourth Expansion Premises to Tenant on or before the Target Fourth Expansion Premises Commencement Date with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Fourth Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Fourth Expansion Premises shall not be void or voidable. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Fourth Amendment as Exhibit B (“Fourth Expansion Premises Work Letter”).

The “Fourth Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Fourth Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered to Fourth Expansion Premises to Tenant but for Tenant Delays. The “Target Fourth Expansion Premises Commencement Date” shall be March 1, 2016. The “Fourth Expansion Premises Rent Commencement Date” shall be the date that is 3 months after the Fourth Expansion Premises Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Fourth Expansion Premises Commencement Date and the Fourth Expansion Premises Rent Commencement Date in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit G; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

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Except as set forth in the Fourth Expansion Premises Work Letter: (i) Tenant shall accept the Fourth Expansion Premises in their condition as of the Fourth Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Fourth Expansion Premises; and (iii) Tenant’s taking possession of the Fourth Expansion Premises shall be conclusive evidence that Tenant accepts the Fourth Expansion Premises and that the Fourth Expansion Premises were in good condition at the time possession was taken. The Fourth Expansion Premises shall be delivered to Tenant without any furniture.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Fourth Expansion Premises, and/or the suitability of the Fourth Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Fourth Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Building (as defined below) containing approximately 22,067 rentable square feet, consisting of (i) approximately 5,900 rentable square feet on the second floor (“Original Premises”), (ii) approximately 600 rentable square feet on the second floor (“Expansion Premises”), (iii) approximately 4,100 rentable square feet on the second floor (“Second Expansion Premises”), (iv) approximately 7,962 rentable square feet on the second floor (“Third Expansion Premises”), and (v) approximately 3,505 rentable square feet on the first floor (“Fourth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Fourth Expansion Premises Commencement Date to include Exhibit A attached to this Fourth Amendment.

4.	Base Rent.

a. Current Premises. Tenant shall continue to pay Base Rent for the Current Premises as provided for in the Lease.

b. Fourth Expansion Premises. Commencing on the Fourth Expansion Premises Rent Commencement Date through July 31, 2017, Tenant shall pay Base Rent for the Fourth Expansion Premises in the amount of $37.60 per rentable square foot of the Fourth Expansion Premises per year. Commencing on August 1, 2017, Tenant shall pay Base Rent for the Fourth Expansion Premises in the amount of $48.00 per rentable square foot of the Fourth Expansion Premises per year. Commencing on August 1, 2018, and continuing thereafter on each August 1st during the Base Term, Base Rent for the Fourth Expansion Premises shall be increased by $1.00 per rentable square foot of the Fourth Expansion Premises per year. Base Rent for the Fourth Expansion Premises, as so adjusted, shall thereafter be due as provided herein.

5.	Tenant’s Share. Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share for Original Premises and Expansion Premises: 1.77%

Tenant’s Share for Second Expansion Premises: 1.12%

Tenant’s Share of Third Expansion Premises: 2.17%

Tenant’s Share of Fourth Expansion Premises: 0.96%”

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Notwithstanding anything to the contrary contained in the Lease, (i) neither Operating Expenses nor Taxes payable by Tenant with respect to the Fourth Expansion Premises shall be subject to a Base Year, and (ii) Tenant shall not be required to pay Operating Expenses or Taxes with respect to the Fourth Expansion Premises for the period commencing on the Fourth Expansion Premises Commencement Date through July 31, 2017 (for the avoidance of doubt, Tenant shall be required to pay for electricity to the Fourth Expansion Premises during such period). Tenant shall commence paying Operating Expenses and Taxes with respect to the Fourth Expansion Premises on August 1, 2017.

6.	Base Term. Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, and (v) with respect to the Fourth Expansion Premises, on the Fourth Expansion Premises Commencement Date, and ending with respect to the entire Premises on February 28, 2022 (“Expiration Date”).”

7.	Rentable Area of Premises. Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area: Approximately 22,067 square feet”

8.	Parking. Notwithstanding anything to the contrary contained herein, commencing on the Fourth Expansion Premises Commencement Date, the number of parking spaces that Tenant is entitled to license pursuant to Section 8 of the Lease (as amended by Section 11 of the Third Amendment) shall be increased from 19 to 22 parking spaces and all references to “19” contained in Section 8 of the Lease (as amended by Section 11 of the Third Amendment) shall be deleted and replaced with “22.”

9.	Fourth Expansion Premises Utilities. The Fourth Expansion Premises shall be separately submetered and electricity to the Fourth Expansion Premises shall be charged directly to Tenant by Landlord. The Fourth Expansion Premises shall be subject to the terms of Section 9(a) of the original Lease with respect to Utilities.

10.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Transwestern RBJ and Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fourth Amendment.

11.

OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all

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maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.	Miscellaneous.

a. This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.

d. Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

SAGE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Kimi Iguchi
Its:

LANDLORD:

ARE-MA REGION NO. 38, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation, general partner

		By:	/s/ Eric S. Johnson
		Its:	Eric S. Johnson
Senior Vice President RE Legal Affaires

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EXHIBIT A

The Fourth Expansion Premises

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EXHIBIT B

Fourth Expansion Premises Work Letter

THIS FOURTH EXPANSION PREMISES WORK LETTER dated October 27, 2015 (this “Fourth Expansion Premises Work Letter”) is made and entered into by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to Lease dated as of May 9, 2013, as amended by that certain Third Amendment to Lease dated as of September 9, 2015, and as further amended by that certain Fourth Amendment to Lease dated of even date herewith (the “Fourth Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Kelly Linehan and Kimi Iguchi (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Fourth Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Fourth Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Jeff McComish and Bill DePippo (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Fourth Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Fourth Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) SGA shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Fourth Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. The quality of the Tenant Improvements shall be consistent with the quality of the improvements existing in the Premises as of the date of the Fourth Amendment. Other than Landlord’s Work (as defined in Section 3(a) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Fourth Expansion Premises for Tenant’s use and occupancy.

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(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that that certain plan attached hereto as Schedule 1 (the “Space Plan”) has been approved by Landlord and Tenant.

(c) Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved no later than October 30, 2015, in order for the Landlord’s Work to be Substantially Complete by the Target Fourth Expansion Premises Commencement Date (as defined in the Third Amendment). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all increases in costs and expenses resulting from any such decision by Tenant shall be payable by Tenant, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable by Landlord. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. Landlord shall (i) substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Fourth Expansion Premises, and (ii) obtain a certificate or temporary certificate of occupancy (or an equivalent approval) for the Fourth Expansion Premises

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permitting lawful occupancy of the Fourth Expansion Premises (but specifically excluding any permits, licenses or other governmental approvals required to be obtained in connection with Tenant’s operations in the Fourth Expansion Premises)(“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Fourth Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Fourth Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion.

(e) Delivery of the Fourth Expansion Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Fourth Expansion Premises. Tenant’s taking possession and acceptance of the Fourth Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

(f) Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Fourth Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(g) Fourth Expansion Premises Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Fourth Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available within 2 business day to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

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(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that the requested items will require unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(b) below); or

(viii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any reasonable suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required pursuant to Section 5(b) below in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

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5. Costs.

(a) TI Costs. Landlord shall be responsible for all hard and soft costs and expenses for the design and performance of Landlord’s Work including, without limitation, design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the TI Construction Drawings and the Space Plan and Landlord’s out-of-pocket expenses, up to $60.00 per rentable square foot of the Fourth Expansion Premises, or $210,300 in the aggregate (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to pay for any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, not incorporated into the Tenant Improvements.

(b) Excess TI Costs. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord shall have no responsibility for any costs arising from or related to Tenant’s changes to the Space Plan or TI Construction Drawings, Tenant Delays, the cost of Changes and Change Requests and any TI Costs in excess of to $60.00 per rentable square foot of the Fourth Expansion Premises (collectively, “Excess TI Costs”). Tenant shall deposit with Landlord 50% of the Excess TI Costs as a condition precedent to Landlord’s obligation to complete the Tenant Improvements and the remaining 50% of the Excess TI Costs upon Substantial Completion of the Tenant Improvements. If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Fourth Expansion Premises (i) 14 days prior to the Fourth Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose (except the obligation to pay Base Rent or Operating Expenses with respect to the Fourth Expansion Premises), and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Fourth Expansion Premises until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Fourth Expansion Premises. The fact that Tenant may, with Landlord’s consent, enter into the Fourth Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Fourth Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Fourth Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

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(b) Modification. No modification, waiver or amendment of this Fourth Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Costs during any period that there is a Default by Tenant under the Lease.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Schedule 1

Space Plan

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.